Exhibit 99.1

NTN Buzztime, Inc. Announces Sale of Wireless Division

FOR IMMEDIATE RELEASE

CONTACT:
Kendra Berger, CFO	or	Peter Seltzberg
NTN Buzztime, Inc. (760) 438-7400		Hayden Communications, Inc. (646) 415-8972
kendra.berger@ntn.com		peter@haydenir.com

Carlsbad, CA—March 30, 2007 — NTN Buzztime, Inc. (AMEX- NTN - News), a leading developer and distributor of Play Along TV® entertainment and technology, today announced that it has closed on the sale of the assets of NTN Wireless Communications, Inc., a wholly owned subsidiary of NTN Buzztime, Inc., to HM Electronics Inc. (HME), effective March 30, 2007. NTN Wireless generated $6.1 million in revenue in 2006, with adjusted EBITDA (non-GAAP) of $757,000. The Company expects to receive $2.0 million in net proceeds resulting in a gain of approximately $400,000.

“We are forging ahead with our plan to narrow the scope of our business to our core Entertainment Division,” commented Dario Santana, CEO of NTN Buzztime. “This asset sale is proof positive that the entire Buzztime management team is focused and intends to follow through with its commitment to increase shareholder value. We believe that our Entertainment Division represents the best opportunity for sustainable long-term growth and profitability, and we continue to position ourselves accordingly. We are working hard towards the execution of our strategic growth plan and look forward to announcing additional milestones as they are met.”

“NTN Wireless Communications Inc. provides wireless solutions to improve efficiency and customer service which fits our core purpose and competencies. The technology represents added value that we can provide our restaurant customers” said Chuck Miyahira, CEO of HME.

NTN Buzztime, Inc. continues to pursue options regarding the divestiture of Software Solutions, the remaining component of NTN’s Hospitality Division that is classified as Discontinued Operations.

About NTN Buzztime, Inc.

Based in Carlsbad, CA, NTN Buzztime, Inc. has been a leader in interactive television entertainment for more than 20 years and distributes its Play Along TV games and technology through numerous platforms including its own Buzztime® iTV Network, which is available on TVs in approximately 4,000 restaurants, sports bars and pubs throughout North America and the United Kingdom, as well as cable TV, satellite TV, mobile phones, electronic games and books. For more information, please visit www.buzztime.com.

About HM Electronics, Inc. (HME)

Founded in 1971, HME is an innovative technology company focused on enhancing productivity and customer service for multiple markets including restaurant and pro audio. As the pioneer of the first wireless intercom for the pro audio industry as well as the first wireless headset system for the drive-thru quick service restaurant market, HME delivers the most comprehensive and customer focused solutions to businesses worldwide. For more information on HME’s products or distributors, please call (800) 848-4468 or visit www.hme.com.

Forward-looking Statements:

This release contains forward-looking statements which reflect management’s current views of future events and operations including but not limited to the expected financial impact of the asset sale and strategic initiatives and divestiture plans. These statements are all based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risk of changing economic conditions, failure of product demand or market acceptance of both existing and new products and services and the impact of competitive products and pricing. Please see NTN Buzztime, Inc.’s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

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